EXHIBIT 99.2

                      FOR IMMEDIATE RELEASE
                      ---------------------

    INSITUFORM AND KALISHMAN GROUP SIGN DEFINITIVE AGREEMENT
            REGARDING COMPOSITION OF COMPANY'S BOARD
    --------------------------------------------------------


St. Louis, Missouri -- July 25, 1997 -- Insituform Technologies, Inc. (NASDAQ-NMS:INSUA) and a group led by two directors, Jerome Kalishman and Robert Affholder, jointly announced today that they have signed a definitive agreement to settle a dispute over the composition of the Company's Board of Directors. The parties have agreed to take the following actions:

     The size of Insituform's board will be reduced from 13 to 9. The Company's board will consist of seven current directors:
     Robert W. Affholder, Paul A. Biddelman, Anthony Hooper, Jerome Kalishman, Silas Spengler, Sheldon Weinig, Russell B. Wight, Jr., plus two new directors: Stephen Cortinovis and another director to be named later.

     The staggered terms of directors will be eliminated. The then incumbent board will be renominated at the 1998 annual meeting.

     Until the 1999 annual stockholder meeting, board vacancies are to be determined by a committee consisting of Mr. Kalishman and Mr. Wight, subject to confirmation of the board.

     The new board arrangements replace the group arrangements put in place at the time of the ITI/IMA combination in October
     1995.

     All parties agree that they will vote for the Company's nominees at the 1997 and 1998 stockholder meetings, and will not, prior to the 1999 annual meeting, call a stockholder meeting or bring any business before a stockholder meeting or, except in limited circumstances, solicit proxies or join a new 13D group.

     The term of Mr. Kalishman's appointment as Vice Chairman is extended by one year through December 1999.

The charter amendments necessary to implement the terms of this agreement must be approved by stockholders.

Mr. Hooper, Chief Executive Officer of Insituform, and Mr. Kalishman gave the following statement: "We are satisfied that this agreement resolves the Company's corporate governance issues and allows us to avoid a costly and time-consuming proxy fight. We are committed to moving forward to implement the Company's restructing plan and improving profitability."



Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. Insituform owns the worldwide rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the PALTEM(R) system and certain other products under a license from Ashimori Industry Co. Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.